Filed Pursuant to Rule 424(b)(2)
Registration No. 333-233663

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 29, 2021

PRICING SUPPLEMENT dated , 2021 (To Equity Index Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019 and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

■	Linked to the Nasdaq-100® Index (the “Index”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Index from its Starting Level to its Ending Level. The payment at maturity will reflect the following terms:
☐ If the level of the Index increases, you will receive the principal amount plus 200% participation in the upside performance of the Index, subject to a maximum return at maturity of 9% to 13% (to be determined on the Pricing Date) of the principal amount
☐ If the level of the Index does not change or decreases but the decrease is not more than 7.50%, you will be repaid the principal amount
☐ If the level of the Index decreases by more than 7.50%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 7.50%
■	Investors may lose up to 92.50% of the principal amount
■	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue any securities included in the Index for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PRS-8 herein and beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Maximum Underwriting Discount (1)(2)	Minimum Proceeds to CIBC
Per Security	$1,000.00	Up to $30.00	At least $970.00
Total	$	$	$

(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of up to $30.00 per security. The agent may resell the securities to other securities dealers at the principal amount less a concession not in excess of $15. per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)	In respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is expected to be at least $943.40 per security. The estimated value is expected to be less than the principal amount of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

TERMS OF THE SECURITIES

The information in this “Terms of the Securities” section is only a summary and is qualified by the more detailed information set forth in this pricing supplement, the underlying supplement, the prospectus supplement and the prospectus, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce
Reference Asset:	The Nasdaq-100® Index (Bloomberg ticker symbol “NDX”)
Pricing Date:	Expected to be July 30, 2021*
Issue Date:	Expected to be August 4, 2021* (to be determined on the Pricing Date and expected to be the 3rd scheduled Business Day after the Pricing Date)
Final Valuation Date:	Expected to be January 30, 2023*. If such day is not a Trading Day, the Final Valuation Date will be postponed to the next succeeding Trading Day. The Final Valuation Date is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events” in this pricing supplement.
Stated Maturity Date:	Expected to be February 6, 2023*. If the Final Valuation Date is postponed, the Stated Maturity Date will be the later of (i) February 6, 2023* and (ii) three Business Days after the Final Valuation Date as postponed. No interest will be paid in respect of such postponement. See “Additional Terms of the Securities—Market Disruption Events” in this pricing supplement. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to maturity.
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Redemption Amount:

On the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the Redemption Amount. The “Redemption Amount” per security will equal:

 •  if the Ending Level is greater than the Starting Level, the lesser of:

(i)    $1,000 plus

(ii)   the Capped Value;

 •  if the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level: $1,000; or

 •  if the Ending Level is less than the Threshold Level: $1,000 minus

If the Ending Level is less than the Threshold Level, you will receive less, and up to 92.50% less, than the principal amount of your securities at maturity.

Capped Value:	109% to 113% of the principal amount ($1,090.00 to $1,130.00 per security), to be determined on the Pricing Date. As a result of the Capped Value, the maximum return at maturity of the securities will be 9% to 13% of the principal amount.
Participation Rate:	200%
Threshold Level:	, which is equal to 92.50% of the Starting Level.

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

Starting Level:	, the Closing Level of the Index on the Pricing Date.
Ending Level:	The “Ending Level” will be the Closing Level of the Index on the Final Valuation Date.
Closing Level:	The “Closing Level” of the Index on any Trading Day means the official closing level of the Index as reported by the Index Sponsor on such Trading Day.
Calculation Agent:	CIBC
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:	Wells Fargo Securities. The agent will receive an underwriting discount of up to $30.00 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of not in excess of $15.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13605W4N8 / US13605W4N88

__________________

*To the extent that we make any change to the expected Pricing Date or expected Issue Date, the Final Valuation Date and Stated Maturity Date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

DETERMINING PAYMENT AT MATURITY

On the Stated Maturity Date, you will receive a cash payment per security (the Redemption Amount) calculated as follows:

Is the Ending Level greater than the Starting Level?
Yes
You will receive per security an amount greater than $1,000 calculated as follows:
$\$1,000 + \left(\$1,000 \times \left(\frac{\text{Ending Level} - \text{Starting Level}}{\text{Starting Level}}\right) \times \text{Participation Rate}\right)$
but not more than the capped value.
No
Is the Ending Level greater than or equal to the Threshold Level?
Yes
You will receive per security: $1,000
No
You will receive per security:
$\$1,000 - \left(\$1,000 \times \frac{\text{Threshold Level} - \text{Final Level}}{\text{Starting Level}}\right)$
In this case, you will receive less, and possibly 92.50% less, than the principal amount per security.

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

HYPOTHETICAL PAYOUT PROFILE

The following profile is based on a hypothetical Capped Value of 111.00% of the principal amount or $1,110.00 per $1,000 security (the midpoint of the specified range for the Capped Value), the Participation Rate of 200% and a Threshold Level equal to 92.50% of the Starting Level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Capped Value, Starting Level, Threshold Level and Ending Level, and whether you hold your securities to maturity.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated December 16, 2019 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying supplement dated December 16, 2019: https://www.sec.gov/Archives/edgar/data/1045520/000110465919073068/a19-25016_7424b2.htm

•	Prospectus supplement dated December 16, 2019: https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•	Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

INVESTOR CONSIDERATIONS

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	seek 200% leveraged exposure to any upside performance of the Index if the Ending Level is greater than the Starting Level, subject to a maximum return at maturity of 9% to 13% (to be determined on the Pricing Date) of the principal amount;

●	desire to limit downside exposure to the Index through the 7.50% buffer;

●	understand that if the Ending Level is less than the Starting Level by more than 7.50%, they will receive at maturity less, and up to 92.50% less, than the principal amount per security;

●	are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and

●	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

●	are unwilling to accept the risk that the Ending Level of the Index may decrease by more than 7.50% from the Starting Level;

●	seek uncapped exposure to the upside performance of the Index;

●	seek full return at maturity of the principal amount of the securities;

●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price, and may be as low as the lower estimate set forth on the cover page;

●	seek current income;

●	are unwilling to accept the risk of exposure to the largest domestic and international non-financial companies listed on The Nasdaq Stock Market;

●	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

●	are unwilling to accept the credit risk of CIBC to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

●	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein for risks related to an investment in the securities.

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

RISK FACTORS

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities or the securities included in the Index. You should carefully consider the risk factors set forth below and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as well as the other information contained in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the Stated Maturity Date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 92.50% Less, Than The Principal Amount Of Your Securities.

We will not repay you a fixed amount on the securities on the Stated Maturity Date. The Redemption Amount will depend on the direction of and percentage change in the Ending Level of the Index relative to the Starting Level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the Redemption Amount you receive may be more or less, and possibly significantly less, than the principal amount of your securities.

If the Ending Level is less than the Threshold Level, the Redemption Amount that you receive at maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the Threshold Level (expressed as a percentage of the Starting Level). The Threshold Level is 92.50% of the Starting Level. As a result, you may receive less, and up to 92.50% less, than the principal amount per security at maturity even if the level of the Index is greater than or equal to the Starting Level or the Threshold Level at certain times during the term of the securities.

Even if the Ending Level is greater than the Starting Level, the amount you receive at maturity may only be slightly greater than the principal amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the Redemption Amount will not exceed the Capped Value. Furthermore, the effect of the Participation Rate will be progressively reduced for all Ending Levels exceeding the Ending Level at which the Capped Value is reached.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.

The Stated Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

The Final Valuation Date will be postponed if the originally scheduled Final Valuation Date is not a Trading Day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs, the Stated Maturity Date will be postponed until the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Final Valuation Date, as postponed.

Risk Relating To The Credit Risk of CIBC

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

Risks Relating To The Value Of The Securities And Any Secondary Market

Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities will exceed our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities is determined by reference to our internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

•	Index Performance. The value of the securities prior to maturity will depend substantially on the then-current level of the Index. The price at which you may be able to sell the securities before maturity may be at a discount, which could be substantial, from their principal amount, if the level of the Index at such time is less than, equal to or not sufficiently above its Starting Level.

•	Capped Value. We anticipate that the value of the securities will always be at a discount to the Capped Value.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the Stated Maturity Date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the Index.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

•	Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

Risks Relating To The Index

There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

Some of the equity securities composing the Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Starting Level and the Ending Level, calculating the Redemption Amount, determining whether adjustments should be made to the Ending Level, determining whether a market disruption event has occurred on the scheduled Final Valuation Date, which may result in postponement of the Final Valuation Date; determining the Closing Level of the Index if the Final Valuation Date is postponed to the last day to

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

which it may be postponed and a market disruption event occurs on that day; if publication of the Index is discontinued, selecting a successor or, if no successor is available, determining the Closing Level on the Final Valuation Date; and determining whether to adjust the Closing Level of the Index on the Final Valuation Date in the event of certain changes in or modifications to the Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the Pricing Date could result in an increase in the level of the Index on the Pricing Date, which would adversely affect investors in the securities by increasing the level at which the Index must close on the Final Valuation Date in order for investors in the securities to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of the Final Valuation Date or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the securities included in the Index and, therefore, adversely affect the value of and your return on the securities.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

HYPOTHETICAL RETURNS

The following table illustrates, for the Participation Rate of 200%, a hypothetical Capped Value of 111.00% or $1,110.00 per security (the midpoint of the specified range for the Capped Value), a hypothetical Starting Level of 100.00, a hypothetical Threshold Level of 92.50, a term to maturity of approximately 1.5 years and a range of hypothetical Ending Levels of the Index:

●	the hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level;

●	the hypothetical Redemption Amount payable at maturity per security; and

●	the hypothetical pre-tax total rate of return.
Hypothetical Ending Level	Hypothetical Percentage Change From the Hypothetical Starting Level to the Hypothetical Ending Level	Hypothetical Redemption Amount Payable At Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return
200.00	100.00%	$1,110.00	11.00%
175.00	75.00%	$1,110.00	11.00%
150.00	50.00%	$1,110.00	11.00%
110.00	10.00%	$1,110.00	11.00%
105.50	5.50%	$1,110.00	11.00%
105.00	5.00%	$1,100.00	10.00%
102.00	2.00%	$1,040.00	4.00%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
92.50	-7.50%	$1,000.00	0.00%
90.00	-10.00%	$975.00	-2.50%
80.00	-20.00%	$875.00	-12.50%
75.00	-25.00%	$825.00	-17.50%
50.00	-50.00%	$575.00	-42.50%
25.00	-75.00%	$325.00	-67.50%
0.00	-100.00%	$75.00	-92.50%

(1)	The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth under the section titled “The Nasdaq-100® Index” below.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at maturity and the resulting pre-tax rate of return will depend on the actual Capped Value, Starting Level, Threshold Level and Ending Level.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

HYPOTHETICAL PAYMENTS AT MATURITY

Set forth below are four examples of payment at maturity calculations, reflecting the Participation Rate of 200%, a hypothetical Capped Value of 111.00% or $1,110.00 per security (the midpoint of the specified range for the Capped Value), a hypothetical Threshold Level of 92.50% of the hypothetical Starting Level, and assuming hypothetical Ending Levels as indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Starting Level or Threshold Level. The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level and Threshold Level will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth under the section titled “The Nasdaq-100® Index” below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Redemption Amount is greater than the principal amount but less than the Capped Value:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 105.00

Since the hypothetical Ending Level is greater than the hypothetical Starting Level, the Redemption Amount would equal:

$1,000 +	$1,000 x	105.00 – 100.00	x 200%	= $1,100.00
100.00

On the Stated Maturity Date, you would receive $1,100.00 per security.

Example 2. The Redemption Amount is equal to the Capped Value:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 150.00

The Redemption Amount would be equal to the Capped Value since the Capped Value is less than:

$1,000 +	$1,000 x	150.00 – 100.00	x 200%	= $2,000.00
100.00

On the Stated Maturity Date you would receive $1,110.00 per security.

In addition to limiting your return on the securities, the Capped Value limits the positive effect of the Participation Rate. If the Ending Level is greater than the Starting Level, you will participate in the performance of the Index at a rate of 200% up to a certain point. However, the effect of the Participation Rate will be progressively reduced for Ending Levels that are greater than 105.50% of the Starting Level (assuming a Capped Value of 111.00% or $1,110.00 per security, the midpoint of the specified range for the Capped Value) since your return on the securities for any Ending Level greater than 105.50% of the Starting Level will be limited to the Capped Value.

Example 3. The Redemption Amount is equal to the principal amount:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 95.00

Hypothetical Threshold Level: 92.50, which is 92.50% of the hypothetical Starting Level

Since the hypothetical Ending Level is less than the hypothetical Starting Level, but not by more than 7.50%, you would not lose any of the principal amount of your securities.

On the Stated Maturity Date, you would receive $1,000.00 per security.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

Example 4. The Redemption Amount is less than the principal amount:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 50.00

Hypothetical Threshold Level: 92.50, which is 92.50% of the hypothetical Starting Level

Since the hypothetical Ending Level is less than the hypothetical Starting Level by more than 7.50%, you would lose a portion of the principal amount of your securities and receive the Redemption Amount equal to:

$1,000 -	$1,000 x	92.50 – 50.00	= $575.00
100.00

On the Stated Maturity Date, you would receive $575.00 per security.

To the extent that the actual Capped Value, Starting Level, Threshold Level and Ending Level differ from the values assumed above, the results indicated above would be different.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

ADDITIONAL TERMS OF THE SECURITIES

The definitions and provisions below supersede and replace the relevant definitions and provisions set forth in the underlying supplement.

Certain Definitions

A “Trading Day” means a day, as determined by the calculation agent, on which (i) the Relevant Stock Exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each Related Futures or Options Exchange is scheduled to be open for trading for its regular trading session.

The “Relevant Stock Exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “Related Futures or Options Exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those Relevant Stock Exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their Relevant Stock Exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the Relevant Stock Exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any Related Futures or Options Exchange prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The Relevant Stock Exchange for any security underlying the Index or successor equity index or any Related Futures or Options Exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any Trading Day for the Index or any successor equity index means the scheduled closing time of the Relevant Stock Exchanges with respect to the securities underlying the Index or successor equity index on such Trading Day; provided that, if the actual closing time of the regular trading session of any such Relevant Stock Exchange is earlier

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

than its scheduled closing time on such Trading Day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such Relevant Stock Exchange is its Relevant Stock Exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the Relevant Stock Exchanges, but in no event later than the scheduled closing time of the Relevant Stock Exchanges;

(3)	the “scheduled closing time” of any Relevant Stock Exchange or Related Futures or Options Exchange on any Trading Day for the Index or any successor equity index means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any Trading Day for the Index or any successor equity index on which each Relevant Stock Exchange for the securities underlying the Index or any successor equity index and each Related Futures or Options Exchange are open for trading during their respective regular trading sessions, notwithstanding any such Relevant Stock Exchange or Related Futures or Options Exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the Final Valuation Date, then the Final Valuation Date will be postponed to the first succeeding Trading Day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day after the originally scheduled Final Valuation Date, that eighth Trading Day shall be deemed to be the Final Valuation Date. If the Final Valuation Date has been postponed eight Trading Days after the originally scheduled Final Valuation Date and a market disruption event occurs or is continuing on such eighth Trading Day, the calculation agent will determine the Closing Level of the Index on such eighth Trading Day in accordance with the formula for and method of calculating the Closing Level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the Relevant Stock Exchange for such security or, if earlier, the actual closing time of the regular trading session of such Relevant Stock Exchange) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the Relevant Stock Exchange traded or quoted price of such security as of the scheduled closing time of the Relevant Stock Exchange for such security or, if earlier, the actual closing time of the regular trading session of such Relevant Stock Exchange.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the Closing Level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the Closing Level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the Closing Level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the sponsor or publisher of the Index (the “Index Sponsor”) discontinues publication of the Index, and the Index Sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and CIBC, the calculation agent will substitute the successor equity index as calculated by the Index Sponsor or any other entity for purposes of calculating the Ending Level of the Index. Upon any selection by the calculation agent of a successor equity index, CIBC will cause notice to be given to holders of the securities.

In the event that the Index Sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the Final Valuation Date and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute Closing Level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the Final Valuation Date, the Index Sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute Closing Level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the Index Sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

THE Nasdaq-100® INDEX

The Nasdaq-100® Index (Bloomberg ticker: “NDX <Index>”) is calculated, maintained and published by Nasdaq, Inc. The Index includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. See “Index Descriptions—The Nasdaq-100® Index” beginning on page S-23 of the accompanying underlying supplement for additional information about the Index.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index sponsor’s website (including information regarding the Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Index is accurate or complete.

Historical Data

We obtained the Closing Levels of the Index in the graph below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of the Index should not be taken as an indication of future performance, and no assurances can be given as to the Closing Level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in any positive return on your initial investment.

The following graph sets forth daily Closing Levels of the Index for the period from January 1, 2016 to June 25, 2021. The Closing Level of the Index on June 25, 2021 was 14,345.18.

Historical Performance of the Nasdaq-100® Index

Source: Bloomberg

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

THE ESTIMATED VALUE OF THE SECURITIES

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities will be lower than the principal amount of the securities because costs associated with selling, structuring and hedging the securities are included in the principal amount of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Will Be Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities will be purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

Wells Fargo Securities will receive an underwriting discount of up to $30.00 per security. Wells Fargo Securities proposes to offer the securities to certain securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to deliver the securities against payment therefor in New York, New York on a date that is more than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The principal amount of the securities includes the underwriting discount received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the principal amount includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” in the underlying supplement.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

The securities and the related offer to purchase the securities and sale of the securities under the terms and conditions provided in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The securities are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the securities from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these securities.

Argentina

The securities are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the securities in Argentina. The contents of this document have not been reviewed by the Argentine Comisión Nacional de Valores.

Brazil

The securities have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the securities is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the securities to the public in Brazil. Persons wishing to offer or acquire the securities within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

British Virgin Islands

The securities have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This document shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Chile

Neither the issuer nor the securities have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement does not constitute an offer of, or an invitation to subscribe for or purchase, the securities in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico. The securities may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Panama

The Securities have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The Securities do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Paraguay

The sale of the securities qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The securities must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The securities are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed securities are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the security.

Peru

The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence nor the Lima Stock Exchange Registry for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder.

Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement, the accompanying supplements or any other offering material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

United Kingdom

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For the purposes of this provision:

(a)	the expression "retail investor" means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); or

(ii)	a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA; and

(b)	the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe for the securities.

Uruguay

The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. holders should consult the section entitled “Tax Consequences to Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PRS-24

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Nasdaq-100® Index due February 6, 2023

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-25